Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Canyon Resources Corporation Elects Not to Exercise Hycroft Option, New Hycroft Resource Estimate Reports 30% Increase in Measured and Indicated Gold Resources

Denver, Colorado August 4, 2005 – Vista Gold Corp. (TSX & AMEX:  VGZ) announces that Canyon Resources Corporation (AMEX: CAU) has advised Vista that Canyon will not be exercising its option to acquire the Hycroft mine near Winnemucca, Nevada. In January 2005, Canyon entered into a six month option agreement with Vista to expend US$0.5 million for drilling, engineering and due-diligence review to acquire the mine for US$4.0 million in cash plus US$6.0 million in Canyon equity units consisting of one common share and one warrant for half a share.

Canyon completed a 33-hole drilling program totaling 12,475 feet and undertook a comprehensive study to restart operations at Hycroft. Assaying was done by American Assay Laboratories of Sparks, Nevada. The drilling program confirmed average grades for the ore body but Canyon noted that increased costs, as well as shortages of labor and large mining equipment were contributing factors in its decision not to proceed. Vista received the data from Canyon’s work at the time of notification and has not completed a review of all the information. However, a resource study in accordance with Canadian National Instrument 43-101 guidelines was completed by Ore Reserves Engineering of Lakewood, Colorado, under the direction of Mr. Alan Noble, P. Eng., a qualified person independent of Canyon or Vista.

The re-estimation of gold resources, based on 587 drill holes with a total of 52,889 assay intervals covering 267,280 feet, resulted in increasing the measured and indicated resources at the Brimstone deposit some 30% from the previous estimate by Mine Development Associates of Reno, Nevada, as announced by Vista in September 2004. The inferred gold resources decreased slightly from the 2004 estimate to the current estimate. A comparison of the gold resource estimates is shown in the following table.

Brimstone Gold Resources

(0.005 opt cyanide-soluble gold cutoff grade)

	Mine Development Associates 2004			Ore Reserves Engineering 2005
Resource Category	Short Tons	Fire Assay Gold Grade	Contained Gold Ounces	Short Tons	Fire Assay Gold Grade	Contained Gold Ounces	Difference
	(millions)	(opt)		(millions)	(opt)
Measured (1)	23.3	0.0165	385,100	17.2	0.020	351,000
Indicated (1)	24.2	0.0153	369,400	35.5	0.018	627,000
Total M&I	47.5	0.0159	754,600	52.7	0.019	978,000	30%

Inferred (2)	12.0	0.0111	133,600	8.7	0.015	127,000	-5%

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured and indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

Mike Richings, Vista President and CEO, commented, “Although we believe this is an excellent time for gold producers to expand or commence new gold production, we can understand Canyon’s concerns over the severe inflation in mine production costs in the mining industry. One only has to look at recent results from major mining companies, which are better able to deal with inflation, to observe the impact of inflation on gold production costs. We believe this will eventually affect gold supply, accelerating the onset of higher gold prices. Vista will continue its strategy of acquiring and holding gold resource properties, while waiting for higher gold prices, when significant premiums from the sale, joint venture or gold production can be realized from these properties. Vista will continue to hold the Hycroft mine until an appropriately valued opportunity arises.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com